UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
May 12, 2014 (May 9, 2014)

SILVER STREAM MINING CORP.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

000-52752
(Commission File No.)

9550 South Eastern Avenue
Suite 253
Las Vegas, Nevada   89123
(Address of principal executive offices and Zip Code)

(702) 818-1775
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                   ENTRY INTO A MATERIALLY DEFINITIVE AGREEMENT

On May 9, 2014, we entered into a definitive agreement (the "Agreement") with Redstone Resources Corporation, a Nevada corporation, ("Redstone") to acquire 100% of the total outstanding shares of common stock of Redstone.  Redstone currently owns the Zonia Copper Project located in Yavapai County, Arizona, which is located approximately 81 miles northwest of Phoenix, Arizona.

Under the terms of the Agreement, we will be making a $500,000 USD First Tranche investment into Redstone over six (6) monthly installments of $83,333 USD and acquiring 2,500,000 shares of Redstone's common stock at a price of $0.20 per share for a 4.94% equity position.   We previously made the first payment of $83,333 to Redstone as reflected in our Form 8-K filed with the SEC on March 26, 2014.

Upon completion of its First Tranche investment aforesaid, we will make a $1,500,000 USD Second Tranche investment to acquire an additional 7,500,000 shares of Redstone's common stock at a price of $0.20 for a 19.76% total equity position in Redstone.  The $1,500,000 Second Tranche investment to Redstone will be used by Redstone to perform additional reverse circulation and core drilling on the Zonia property.

Upon completion of its Second Tranche investment aforesaid, we will have twelve (12) months to complete a Third Tranche investment of $4,500,000 USD to acquire an additional 22,500,000 shares of Redstone's common stock at a price of $0.20 per share for a 44.45% total equity position in Redstone. The $4,500,000 paid to Redstone will be used by Redstone to complete a definitive feasibility study ("Feasibility Study") for Zonia.

We will also receive convertible warrants which will allow us to acquire additional shares of common stock that will result, if exercised, in our ownership interest in Redstone being increased to 62.3%.

In addition to the foregoing, we have the ability to increase our total our percentage of ownership in Redstone to 75% in consideration of $3,373,851 USD. We can ultimately increase our ownership of Redstone to 100% by purchasing the remaining outstanding shares of common stock of Redstone in consideration of $6,426,149 USD or 7% of net present value as determined by the Feasibility Study including any feasibility adjustments.

In the event we do not convert our warrants into common stock, Redstone will have the right and option to purchase in one or more transactions up to 100% of the securities acquired by us in the Second Tranche and Third Tranche purchase transactions (inclusive of the shares and warrants for such tranches) at a cost equal to our total investment in the shares that Redstone elects to repurchase from us.

ITEM 7.01                   REGULATION FD DISCLOSURE.

On May 12, 2014, we announced our completion of our corporate due diligence and signed a definitive agreement to acquire with Redstone.

ITEM 9.01                   FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit	Document Description

99.1	Press Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 12th day of May 2014.

SILVER STEAM MINING CORP.

BY:	TERRENCE H. BYBERG
Terrence H. Byberg, President and CEO